Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2013 on the 2012 and 2011 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-175682, effective July 26, 2011, File No. 333-172572, effective April 4, 2011, File No. 333-143299, effective December 28, 2007, File No. 333-137141, effective September 25, 2006 and File No. 333-134823, effective August 1, 2006) and on Forms S-8 (File No. 333-137666, effective September 29, 2006, File No. 333-169158, effective September 2, 2010, and File No. 333-179790, effective February 29, 2012).

March 13, 2013	By:	/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida